Exhibit 99.1

CONTACT:

GTC Biotherapeutics, Inc.

Thomas E. Newberry

Vice President, Corporate Communications and Government Relations

(508) 370-5374 or

tom.newberry@gtc-bio.com

GTC BIOTHERAPEUTICS REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

FRAMINGHAM, MA – November 6, 2009 — GTC Biotherapeutics, Inc.’s (“GTC”, NASDAQ: GTCB) total net loss for the third quarter ended September 27, 2009 was $5.1 million, or $0.48 per share, compared with $6.1 million, or $0.59 per share, in the third quarter of 2008. The total net loss for the first nine months of 2009 was $26.2 million, or $2.51 per share, compared to $16.5 million, or $1.71 per share, for the first nine months of 2008.

“The financing completed earlier this week with LFB Biotechnologies is an important step in strengthening GTC’s financial position and in working towards the objective of meeting NASDAQ’s compliance requirements. It is also an important demonstration of LFB’s commitment to GTC’s technology and products,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman and Chief Executive Officer. “Moving forward, we are focusing on our key programs, ATryn® and Factor VIIa. We will progress our other portfolio programs as we have partnering revenues to support them. We are also taking the opportunity to prudently and appropriately restructure our organization to meet the requirements of these key programs and maximize the impact of our cash resources including a reduction in our work force from 154 to 109 people. These changes are expected to provide savings of $5–6 million on an annualized basis.”

Cash Position

Cash and marketable securities at September 27, 2009 totaled $1.8 million, a $9.8 million decrease compared to $11.6 million at December 28, 2008. Earlier this week, GTC obtained an aggregate of $10 million of new funding from LFB Biotechnologies. With successful completion of the $10 million in new funding from LFB and anticipated receipts from existing partnering agreements, GTC projects that its cash resources will be sufficient to support its operations into the middle of the first quarter of 2010, exclusive of future cash proceeds from potential new partnering agreements.

Other Financial Results

Revenues were approximately $0.7 million for the current quarter, compared to approximately $2.9 million in the third quarter 2008. Third quarter revenues in 2009 were primarily from the sale of ATryn® product to Lundbeck Inc. The revenues in the third quarter 2008 were primarily from GTC’s program with PharmAthene for services provided for their Protexia® product and from the completion of GTC’s production program for Merrimack Pharmaceuticals for their MM-093 product. Revenues for the first nine months of 2009 totaled $1.6 million compared to $15.6 million in the first nine months of 2008. The revenues in the first nine months of 2009 were primarily due to the sale of ATryn® product to Lundbeck Inc. and services provided to PharmAthene for their Protexia® product. Revenues for the first nine months of 2008 were primarily due to the sale of ATryn® product to LEO as well as revenue derived from the Merrimack and PharmAthene programs.

Costs of revenue and operating expenses were $10.3 million in the current quarter, compared to $8.8 million in the third quarter 2008. Costs of revenue and operating expenses were $30.3 million in the first nine months of 2009, compared to $31.5 million in the first nine months of 2008. The increase in the quarter were primarily due to the impact of LFB funding GTC’s portion of the joint venture programs in 2008, the allocation of internal resources to the development of the follow-on biologic programs in 2009, and the $1.2 million non-cash expense in 2009 associated with in-licensing related to recombinant human alpha fetoprotein. The decrease in the nine-month expense comparison was due to lower costs in the ATryn® program and reduced costs of revenue.

Other income (expense) increased from an expense of $0.2 million in the third quarter of 2008 to $4.6 million of income in the third quarter of 2009. Other income (expense) increased from an expense of $0.6 million in the first nine months of 2008 to $2.7 million of income in the first nine months of 2009. These increases were driven primarily by a non-cash mark-to-market adjustment of the convertible preferred stock.

For comparison purposes, the per share results in all periods reflect the 1 for 10 reverse stock split effected in May 2009. On this basis, the weighted average number of shares outstanding increased from 10.3 million shares in the third quarter 2008 to 10.5 million shares in the third quarter 2009. The weighted average number of shares outstanding increased from 9.7 million shares in the first nine months of 2008 to 10.4 million shares in the first nine months of 2009. GTC had approximately 10.4 million common shares outstanding as of September 27, 2009. The recently announced aggregate of $10 million in new funding by LFB increases the common shares outstanding to 24.4 million, subsequent to quarter end.

Conference Call Information

GTC Biotherapeutics will discuss these results and its business outlook in a web cast conference call at 10:00 a.m. (Eastern) today. The dial-in number from inside the United States is 1-877-407-0778. The dial-in number from outside the United States is 1-201-689-8565. The webcast may be found at www.gtc-bio.com.

About GTC Biotherapeutics, Inc.

GTC Biotherapeutics develops, supplies and commercializes therapeutic proteins produced through transgenic animal technology. ATryn®, GTC’s recombinant human antithrombin, has been approved for use in the United States and Europe. ATryn® is the first and only product produced in transgenic animals to be approved for therapeutic use anywhere in the world. In addition to ATryn®, GTC is developing a portfolio of recombinant human plasma proteins with known therapeutic properties. These proteins include recombinant forms of human coagulation factors VIIa and IX, which are being developed for the treatment of hemophilia. GTC is also developing a portfolio of follow-on biologic monoclonal antibodies and a CD20 antibody with enhanced ADCC (antibody-dependent cell-mediated cytotoxicity). GTC’s intellectual property includes a patent in the United States through 2021 for the production of any therapeutic protein in the milk of any transgenic mammal. GTC’s transgenic production platform is particularly well suited to enabling cost effective development of proteins that are difficult to express in traditional recombinant production systems as well as proteins that are required in large volumes. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the contemplated completion of partnering negotiations, the prospects for development of the heparin resistance indication in the ATryn® program and the initiation of clinical studies in the factor VIIa program, as well as projections regarding the impact of cost-saving measures and GTC’s projected cash runway. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K, as updated or supplemented from time to time by those risks and uncertainties included in its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, and the uncertainty that GTC will be able to obtain additional revenues and financial resources, including through continuing and new external programs and marketing and strategic partners for some of its internal programs and additional equity financings. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended		Nine months ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008

Revenue
Service revenue	$117	$2,866	$755	$11,205
Product revenue	632	63	847	4,408

	749	2,929	1,602	15,613

Costs of revenue and operating expenses:
Cost of service revenue	255	1,123	875	4,165
Cost of product revenue	299	—	315	3,877
Research and development	7,141	5,326	20,914	15,722
Selling, general and administrative	2,600	2,311	8,245	7,702

	10,295	8,760	30,349	31,466

Loss from operations	$(9,546)	$(5,831)	$(28,747)	$(15,853)

Other income (expense):	4,636	(229)	2,726	(643)

Net Loss	$(4,910)	$(6,060)	$(26,021)	$(16,496)

Accretion on redeemable convertible preferred stock	(144)	—	(144)	—

Net loss attributable to common stockholders	$(5,054)	$(6,060)	$(26,165)	$(16,496)

Net loss per common share (basic and diluted)	$(0.48)	$(0.59)	$(2.51)	$(1.71)

Weighted average number of shares outstanding (basic and diluted)	10,487	10,285	10,445	9,663

	September 27, 2009	December 28, 2008
Cash and marketable securities	$1,753	$11,643
Other current assets	2,120	2,112
Property and equipment, (net)	12,538	13,396
Other assets	7,007	13,252

Total assets	$23,418	$40,403

Current liabilities	$31,274	$15,369
Short-term deferred contract revenue	6,804	688
Long-term deferred contract revenue	8,290	9,180
Long-term debt	16,694	19,269
Other liabilities	45	20
Redeemable convertible preferred stock and stockholders’ deficit	(39,689)	(4,123)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$23,418	$40,403